Exhibit 10.3

AMENDMENT TO

SECURITIES PURCHASE AGREEMENT

This Amendment to Securities Purchase Agreement dated effective as of April 24, 2019 (this “Amendment”) is entered into by and among Christos P. Traios (the “Seller”), Petrogress, Inc., a Delaware corporation (“Petrogress”), and Petrogress Int’l LLC, a Delaware limited liability company and wholly owned subsidiary of Petrogress (“Purchaser,” and together with Petrogress and Seller, the “Parties” and each individually, a “Party”).

WHEREAS, the Seller and Purchaser entered into that certain Securities Purchase Agreement dated effective as of September 30, 2017 (the “Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Agreement relating to the consideration payable to the Seller for the 1,080,000 Shares (the “Shares”) of Petrogres Africa Company Limited (the “Company”) and to join Petrogress, solely to serve as a guarantor of payment of the Purchase Price in the event Seller exercises its Optional Conversion rights as provided for herein;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree to modify and amend the Agreement as follows:

1.        Amendment of Section 2. Section “2. PURCHASE PRICE” of the Agreement is hereby amended and restated in its entirety to read as follows:

“2.      PURCHASE PRICE AND CONVERSION.

(a)     Purchase Price. The aggregate purchase price for the Shares of the Company (the “Purchase Price”) shall be Nine Hundred Thousand Dollars (USD$900,000), to be paid to the Seller on or before October 23, 2019 (the “Payment Date”).

(b)      Optional Conversion. In the event that the Purchase Price is not paid in full by the Payment Date, any outstanding and unpaid amount of the Purchase Price shall be convertible at the option of Seller (the “Optional Conversion”), in whole or in part, in lieu of and in satisfaction of the unpaid Purchase Price so converted (the “Conversion Amount”), into that number of fully paid and non-assessable shares of Common Stock, par value $0.001 (“Common Stock”) of Petrogress, as is equal to the quotient of the Conversion Amount divided by the applicable Conversion Price (hereinafter defined); provided, however, that in no event shall the Seller be entitled to convert any Conversion Amount in excess of that portion of the Purchase Price upon conversion of which the sum of the number of shares of Common Stock issuable upon the conversion of such Conversion Amount and the number of shares of Common Stock issued upon any prior Optional Conversion, would exceed 3,500,000 shares of Common Stock (the “Conversion Cap”). Notwithstanding the foregoing, the Parties agree that the Conversion Cap shall be equitably adjusted for stock splits, stock dividends, rights offerings, combinations, recapitalization, reclassifications, extraordinary distributions and similar events by Petrogress. Upon any Optional Conversion, the outstanding and unpaid Purchase Price due under the Agreement as hereby amended, shall be reduced in full by an amount equal to the number of shares of Common Stock issued upon such conversion multiplied by the applicable Conversion Price.

(c)     Notice of Conversion. If Seller desires to effect an Option Conversion, Seller shall deliver irrevocable written notice (“Conversion Notice”) to Petrogress at its principal executive offices, stating (1) that Seller desires to exercise its Optional Conversion right, (2) the Conversion Amount of the outstanding and unpaid Purchase Price to be so converted, and (3) the name or names (with address) in which a certificate or certificates for Common Stock are to be issued. Upon receipt of a Conversion Notice, Petrogress shall, as soon as practicable, deliver to Seller, certificates for the number of full shares of Common Stock to which it shall be entitled. Such conversion shall be deemed to have been made as of the date the Conversion Notice is actually received by Petrogress (the “Conversion Date”), and the person or persons entitled to receive Common Stock or other securities deliverable upon conversion shall be treated for all purposes as the record holder or holders thereof on such date.

(d)     Conversion Price. The “Conversion Price” shall be equal to sixty-five percent (65%) of the lowest Trading Price (as defined below) for Petrogress Common Stock during the ten (10) Trading Day (as defined below) period ending on the latest complete Trading Day prior to the Conversion Date. “Trading Price” means the closing bid price on the OTC Pink, OTCQB or applicable trading market as reported by a reliable reporting service (“Reporting Service”) or, if the OTC Pink is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by Petrogress and the Seller. “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the OTC Pink, OTCQB or applicable trading market on which the Common Stock is then being traded. The Conversion Price shall be equitably adjusted for stock splits, stock dividends, rights offerings, combinations, recapitalization, reclassifications, extraordinary distributions and similar events by Petrogress.

(e)     Authorized Shares. Petrogress covenants that during the period the conversion right exists, Petrogress will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Common Stock upon the full conversion of the Purchase Price pursuant to the Purchase Agreement, subject to the Conversion Cap. Petrogress represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. ”

2.       Miscellaneous.

(a)     Effect. Except as amended hereby, the Agreement shall remain in full force and effect.

(b)     No Waiver. This Amendment is effective only in the specific instance and for the specific purpose for which it is executed and shall not be considered a waiver or agreement to amend as to any provision of the Agreement in the future.

(c)     Defined Terms. All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the Agreement unless the context clearly indicates or dictates a contrary meaning.

(d)     Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to conflicts of laws principles.

(e)     Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Amendment by signing any of such counterparts.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Petrogress: Petrogress, Inc., a Delaware corporation

By:
Name: Christos P. Traios Title: Chief Executive Officer

Seller:

Christos P. Traios

Purchaser: Petrogress Int’l LLC, A Delaware limited liability company

By:
Name: Christos P. Traios Title: Manager

[Amendment to Securities Purchase Agreement]